SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 8, 2003

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on April 8, 2003 as follows:

O’Neil to Assume New Responsibilities at Cleveland-Cliffs

Cleveland, OH – April 8, 2003 – Cleveland-Cliffs Inc today announced that Thomas J. O’Neil expressed his desire to step down as president and chief operating officer of the Company and assume a new role as president Cliffs International Division effective July 1, 2003. O’Neil also announced his retirement from the Company on July 1, 2004. Edward C. Dowling, executive vice president-operations will report directly to John S. Brinzo, Cliffs’ chairman and chief executive officer effective July 1, 2003.

Brinzo, said, “Tom has made many contributions to Cleveland-Cliffs. His mining and business experience has been invaluable. He is an acknowledged leader in the mining and science communities and leaves a legacy of success at Cliffs. He has been a trusted advisor to me on matters critical to Cliffs’ success.”

O’Neil joined Cliffs in 1991 as senior vice president – technical. During his 12-year career with Cliffs he advanced through several senior management positions until being named president and chief operating officer in 2000. Prior to joining Cliffs, O’Neil spent 10 years with Cyprus Minerals Company where he served in various capacities including vice president, South Pacific Operations, stationed in Sydney, Australia.

Prior to joining Cyprus, O’Neil was professor and head of the Department of Mining and Geological Engineering at The University of Arizona where he was a faculty member for 13 years.

O’Neil holds a Bachelor of Science degree in mining engineering from Lehigh University, a master’s degree from The Pennsylvania State University, and Ph.D. from the University of Arizona.

O’Neil is active in several professional societies including the Society for Mining, Metallurgy and Exploration, where he is currently president. He was elected to the National Academy of Engineering in 1999. He is also a director and chairman of the American Iron Ore Association, and a director of the National Mining Hall of Fame and Museum, and a director of the Minerals Information Institute.

Cleveland-Cliffs is the largest supplier of iron ore pellets to the North American steel industry. The Company operates five iron ore mines located in Michigan, Minnesota and Eastern Canada.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC By: /s/ C. B. Bezik Name: C. B. Bezik Title: Senior Vice President-Finance

Dated: April 10, 2003